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Exhibit 99.1

CINEMASTAR LUXURY THEATRES, INC. ANNOUNCES CONFIRMATION OF ITS PLAN OF REORGANIZATION

    CARLSBAD, CALIFORNIA—October 10, 2001—CinemaStar Luxury Theatres, Inc.  announced today that the United States Bankruptcy Court for the Southern District of California has entered an order confirming the Company's plan of reorganization.

    CinemaStar voluntarily filed a petition to reorganize its business under chapter 11 of the U.S. Bankruptcy Code on January 4, 2001, after overbuilding in the motion picture theatre industry and the resulting intense competition for movie patrons caused the Company to incur significant losses.

    Under the Company's plan of reorganization, unsecured creditors were given the option of accepting an immediate one time payment equal to 65% of their claim, or a promissory note equal to 100% of their claim, payable semi-annually with interest over five years. Shareholders were given the option of being cashed out for an amount equal to the current going concern value of their stock, or they could elect to contribute cash to the reorganized debtor and be issued new shares of common and preferred stock in the reorganized debtor. Shareholders were advised that CinemaStar's previously outstanding shares of stock will be cancelled under the plan and that CinemaStar will cease to be a publicly traded company.

    CinemaStar anticipates that the confirmed plan will become effective on October 18, 2001. Upon the effective date of the plan, CinemaStar will operate four first-run theatres, containing 61 screens, in Southern California, and one first-run theater, containing ten screens, in Baja California, Mexico.

    "The bankruptcy process has been a challenging time for CinemaStar, and we appreciate our customers, vendors and employees who have continued to support the Company during these past ten months," said Don Harnois, CinemaStar's chief financial officer. He added, "CinemaStar is emerging as a smaller yet stronger organization, poised to take advantage of any opportunities that may become available to the Company in the years ahead."

    Further information regarding CinemaStar's plan of reorganization, as well as a copy of the plan, will be contained in a Current Report on Form 8-K that the Company will file with the Securities and Exchange Commission on or before October 20, 2001. The Form 8-K will be available on the Internet at www.sec.gov.

CONTACT:	CinemaStar Luxury Theatres, Inc. Donald H. Harnois, Jr., CFO (760) 929-2525

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  CINEMASTAR LUXURY THEATRES, INC. ANNOUNCES CONFIRMATION OF ITS PLAN OF REORGANIZATION